EXHIBIT 10.4

                                    AGREEMENT


     This Employment Agreement is made as of the 17th day of November, 2000 by and between Occidental Petroleum Corporation, a Delaware Corporation (hereinafter referred to as "Employer", and Stephen I. Chazen (hereinafter referred to as "Employee").

                                   WITNESSETH
                                   ----------

     WHEREAS, Employee has been rendering services since May 1, 1994, and

     WHEREAS, the parties now desire to provide for a continuation of Employee's employment by Employer, and to specify the rights and obligations of the parties during such continued employment;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein, Employer and Employee hereby agree to continue such employment upon the following terms and conditions:

     1. Duties. Employee shall perform the duties of Executive Vice President and Chief Financial Officer, or shall serve in such other capacity and with such other duties for Employer as the chief executive officer of Employer may direct. In performing such duties, Employee will comply with Employer's Code of Business Conduct and Corporate Policies, as the same may be amended from time to time.

     2. Term of Employment. The term of employment shall be for a period of five
(5) years, commencing on November 1, 2000, and ending midnight October 31, 2005, unless terminated prior thereto in accordance with the provisions of this Agreement, or unless extended by mutual agreement in accordance with Paragraph 8 hereof.

     3. Compensation. For the services to be performed hereunder, Employee shall be compensated by Employer at the rate of not less than five hundred seventy-two thousand dollars ($572,000) per annum, payable semi-monthly. The minimum salary hereunder shall be automatically adjusted to the level of any increase in annual compensation as the Employer may determine during the term of this Agreement.

     4. Participation in Benefit and Executive Programs. Employee shall be eligible to participate in all benefit programs and under the same terms and conditions as are generally applicable to salaried employees and senior executives of Employer during the term of this Agreement. These benefits include life insurance in the event of death equivalent to two (2) times base pay while employed. Employee shall also be eligible to participate in (i) Employer's Executive Incentive Compensation Plan and (ii) Employer's 1995 Incentive Stock Plan and any successor or replacement plan, as long as Employer continues such plans during the term of this Agreement, and to receive awards or grants under such Plans at Employer's sole discretion. Employee shall be entitled to a total of four (4) weeks of paid vacation in each contract year.

     5. Exclusivity of Services. Employee agrees to devote his full-time, exclusive services to Employer hereunder, except for such time as Employee may require in connection with his personal investments.

     6. Termination.

          (a) Voluntary Termination. Employee may voluntarily resign, and such resignation shall not be deemed to be a breach of this Agreement, so long as Employer is provided at least sixty (60) days' notice of any resignation.

          (b) Cause. Notwithstanding the term of this Agreement, Employer may discharge Employee and terminate this Agreement without severance or other pay upon thirty (30) days' written notice or pay in lieu of such notice for material cause, including without limitation, (i) failure to satisfactorily perform his duties or responsibilities hereunder or negligence in complying with Employer's legal obligations, (ii) refusal to carry out any lawful order of Employer, (iii) breach of any legal duty to Employer, (iv) breach of Paragraph 5 of the Agreement, or (v) conduct constituting moral turpitude or conviction of a crime which may diminish Employee's ability to effectively act on the Employer's behalf or with or on behalf of others, or (vi) death. In the case of events (i) through (v) above, Employer shall give Employee notices of such cause and Employee shall have thirty (30) days to cure such breach. In the event of death, Employer will provide the estate of the deceased Employee a payment in addition to any other payment due and payable, equivalent to a pro-rata bonus for the year of death.

          (c) Incapacity. If, during the term of this Agreement, Employee is incapacitated from performing the essential functions of his job pursuant to this Agreement by reason of illness, injury, or disability, Employer may terminate this Agreement by at least one week's written notice to Employee, but only in the event that such conditions shall aggregate not less than one-hundred eighty (180) days during any twelve (12) month period. In the event Employee shall (i) continue to be incapacitated subsequent to termination for incapacity pursuant this Paragraph 6(b), and (ii) be a participant in and qualify for benefits under Employer's Long Term Disability Plan ("LTD"), then Employer will continue to compensate Employee, for so long as Employee remains eligible to receive LTD benefits, in an amount equal to the difference between sixty percent (60%) of Employer's annual compensation as set forth in Paragraph 3 hereof and the maximum annual benefit under the LTD, payable monthly on a pro rated basis.

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

          (d) Without Cause. Employer may at any time terminate the employment of Employee without cause or designate a termination for cause as a termination without cause, and in such event Employer shall, in lieu of continued employment, compensate Employee in an amount equal to two (2) times the sum of Employee's highest annual base salary and annual bonus target, such amount payable in equal monthly installments over two (2) years (the "Compensation Period"). In the event that Employee dies during the Compensation Period, any remaining payments due will be made to Employee's estate.

          During the Compensation Period, Employee shall continue to be eligible to (i) participate in all employee benefit plans of Employer, in which he is participating at the time of the notice and so long as such plans are available to salaried employees and senior executives, and (ii) exercise all stock options previously granted to Employee under Employer's 1987 Stock Option Plan, 1995 Incentive Stock Plan and any successor or replacement plans, which options are or become exercisable under the provisions of such Plans.

          Following the Compensation Period, Employee's employment shall continue (as a consultant to Employer) for an additional period until October 31, 2005 (the "Consultancy Period"), during which additional period Employee will receive a salary at the annual rate of fifty thousand dollars ($50,000) payable semi-monthly. During both the Compensation Period and the Consultancy Period, any award(s) to Employee pursuant to Employer's 1977 Executive Long-Term Incentive Stock Purchase Plan, 1995 Incentive Stock Plan and any successor or replacement plans, shall continue to vest in the same manner and in the same amounts as such award(s) would have vested if Employee had continued as a full-time employee.

     7. Confidential Information. Employee agrees that he will not divulge to any person, nor use to the detriment of Employer or any of its affiliates or subsidiaries, nor use in any business or process of manufacture competitive with or similar to any business or process of manufacture of Employer or any of its affiliates or subsidiaries, at any time during employment by Employer or thereafter, any trade secrets or confidential information obtained during the course of his employment with Employer, without first obtaining the written permission of Employer.

     Employee agrees that, at the time of leaving the employ of Employer, he will deliver to Employer, and not keep or deliver to anyone else, any and all credit cards, notebooks, memoranda, documents and, in general, any and all material relating to Employer's business, including copies therefor, whether in paper or electronic format.

     8. Modification. This Agreement contains all the terms and conditions agreed upon by the parties hereto, and no other agreements, oral or otherwise, regarding the subject matter of this Agreement shall be deemed to exist or bind either of

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

the parties hereto. This Agreement cannot be modified except by a subsequent writing signed by both parties.

     9. Prior Agreement. This Agreement supersedes and replaces any and all previous agreements between the parties.

     10. Severability. If any provision of this Agreement is illegal and unenforceable in whole or in part, the remainder of this Agreement shall remain enforceable to the extent permitted by law.

     11. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California. In the event that any ambiguity or questions of intent or interpretation arise, no presumption or binder of proof shall arise favoring or disfavoring the Employer by virtue of authorship of this Agreement and the terms and provisions of this Agreement shall be given their meaning under law.

     12. Assignment. This Agreement shall be binding upon Employee, his heirs, executors and assigns and upon Employer, its successors and assigns.

     13. Arbitration. In consideration for entering into this Agreement and for the position, compensation, benefits and other promises provided hereunder, the Employee and Employer agree to be bound by the arbitration provisions attached hereto as Attachment 1 and incorporated herein by this reference.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


                                            OCCIDENTAL PETROLEUM CORPORATION


                                           By:             /s/ RAY R. IRANI
                                                   -----------------------------
                                           Title:           Chairman & CEO
                                                   -----------------------------


                                            EMPLOYEE:

                                                    /s/ STEPHEN I. CHAZEN
                                                   -----------------------------
                                                         Stephen I. Chazen

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


                                  ATTACHMENT 1

                      ARBITRATION PROVISIONS ("Provisions")
              Incorporated by Reference into and Made a Part of the
          Agreement, dated November 1, 2000 (the "Agreement"), between
                Occidental Petroleum Corporation (the "Employer")
                     and Stephen I. Chazen (the "Employee")

     In recognition of the fact that differences may arise between the Employer and the Employee arising out of or relating to certain aspects of the Employee's employment with the Employer or the termination of that employment, and in recognition of the fact that resolution of any differences in the courts is rarely timely or cost-effective for either party, the Employer and Employee have agreed to the incorporation of the Provisions into the Agreement in order to establish and gain the benefits of a speedy, impartial and cost-effective dispute resolution procedure. By so doing, the Employer and the Employee mutually agree to arbitrate Claims (as defined below) and each knowingly and voluntarily waive their rights before a jury. Each party's promise to resolve Claims (as defined below) by arbitration in accordance with these Provisions is consideration for the other party's like promise, in addition to any other consideration.

1.   Claims

     1.1 Except as provided in paragraph 1.2 below, "Claims" (collectively called "Claim" or "Claims" in these Provisions) means all claims or controversies between the Employer and Employee or between the Employee and others arising out of, or relating to or concerning the Employee's employment with the Employer or termination thereof for which a state or federal court otherwise would be authorized to grant relief, including, but not limited to, claims based on any purported breach of contract, tort, state or federal statute or ordinance, common law, constitution or public policy, claims for wages or other compensation, or of discrimination, or violation of public policy of any type. Claims expressly include the Employee's Claims against the Employer, and any subsidiary and related or affiliated entity, successor or assign, and any of their officers, directors, employees, managers, representatives, attorneys or agents, and Claims against others arising out of, relating to or concerning the Employee's employment with the Employer or termination thereof.

     1.2 These Provisions do not apply to or cover: claims for workers' compensation benefits, claims for unemployment compensation benefits, or claims for which the National Labor Relations Board has exclusive jurisdiction; claims by the Employer for injunctive and/or other equitable relief for intellectual property, unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information; and claims based upon an employee pension or benefit plan the terms of which contain an arbitration or other non-judicial resolution procedure, in which case the provisions of such plan shall apply. Employee shall further retain the right to seek injunctive and/or other equitable relief expressly made available by a statute which forms the basis of a Claim which is subject to arbitration under these Provisions. Where one or more of the included Claims in a dispute are covered under these Provisions and one or more of the included Claims in the dispute are not covered under these Provisions, such covered and non-covered claims shall be separated and shall be heard separately in the appropriate forum for each claim.

2.   Agreement to Arbitrate All Claims

     2.1 Except for claims excluded from these Provisions by paragraph 1.2 above and as otherwise provided in paragraph 1.2 and 4.1, the Employer and the Employee hereby agree to the resolution by exclusive, final and binding arbitration of all Claims.

     2.2 The parties further agree that any issue or dispute concerning the formation, applicability, interpretation, or enforceability of these Provisions, including any claim or contention that all or any part of these Provisions is void or voidable, shall be subject to arbitration as provided herein. The arbitrator, and not any federal, state or local court or agency, shall have authority to decide any such issue or dispute.

3.   Governing Law

     3.1 Except as modified by these Provisions, the arbitration shall be conducted pursuant to the rules set forth in the California Arbitration Act, California Civil Code or Procedure Section 1281, et. seq.

     3.2 The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, or both, as applicable to the Claims asserted.

4.   Binding Effect

     4.1 The arbitration Award (see Section 10, herein) shall be final and binding on the parties except that both parties shall have the right to appeal to the appropriate court any errors of law in the decision rendered by the Arbitrator.

     4.2 The Award may be entered as a judgment in any court of competent jurisdiction and shall serve as a bar to any court action for any Claim or allegation which was, or could have been, raised in Arbitration.

     4.3 For Claims covered by these Provisions, Arbitration is the exclusive remedy, except as provided by paragraph 1.2. The parties shall be precluded from bringing or raising in court or before any other forum any dispute which could have been brought or raised pursuant to Arbitration.

     4.4 Nothing in these Provisions shall prevent a party from pursuing any legal right to bring an action to vacate or enforce an Award or to compel arbitration pursuant to applicable California law.

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

5.   Initiating Arbitration

     To initiate the arbitration process, the aggrieved party must provide the other party or parties with: a written request to arbitrate any covered Claims which states the Claim or Claims for which arbitration is sought. The written request to arbitrate must be received within the limitations periods applicable under the law to such Claims.

6.   Selection of the Arbitrator

     6.1 All Claims shall be decided by a single neutral decision-maker, called the "Arbitrator."

     6.2 To be qualified to serve, the Arbitrator must be an attorney in good standing with at least seven years experience in employment law or a retired judge and be available to hear the matter within sixty (60) days of selection and on consecutive days.

     6.3 Within fifteen calendar days after receipt of the written request to arbitrate, the parties will attempt to agree on the selection of a qualified Arbitrator pursuant to paragraph 6.2 above. If the parties fail to agree on the selection of an Arbitrator within that fifteen calendar day period, the Employer will designate an alternate dispute resolution service (by way of example, American Arbitration Association, National Arbitration Forum, Judicial Arbitration and Mediation Services/Endispute) which has the capacity of providing the parties with a list of potential qualified arbitrators. The parties shall request that designated alternate dispute resolution service to provide them with a list of nine persons who meet the requirements of paragraph
6.2 above. Each party shall rate the nine names by giving the most preferred arbitrator the number nine and using descending successive numbers to rate the remaining choices in descending order of that party's preference and returning the list to the alternate dispute resolution service for calculation. The arbitrator candidate with the highest combined rating will be the Arbitrator. The functions of the alternate dispute resolution service shall be strictly limited to providing the list of arbitrator candidates and tallying the respective parties' ratings of the candidates in accordance with this Section 6 and no rules of that service shall otherwise apply.

7.   Arbitration Procedures:

     7.1 All parties may be represented by counsel throughout the arbitration process, including without limitation, at the arbitration hearing.

     7.2 The Arbitrator shall afford each party a full and fair opportunity to present relevant and material proof, to call and cross-examine witnesses, and to present its argument.

     7.3 The Arbitrator shall not be bound by any formal rules of evidence with the exception of applicable law regarding the attorney-client privilege and work product

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

doctrine, and any applicable state or federal law regarding confidentiality of documents and other information (including, without limitation, pursuant to rights of privacy).

     7.4 The Arbitrator shall decide the relevance of any evidence offered, and the Arbitrator's decision on any question of evidence or argument shall be final and binding.

     7.5 The Arbitrator may receive and consider the evidence of witnesses by affidavit and shall give it such weight as the Arbitrator deems appropriate after consideration of any objection made to its admission.

     7.6 Either party, at its expense, may arrange and pay for the cost of a court reporter to provide a stenographic record of the proceedings. The other party may obtain a copy of the recording by paying the reporter's normal fee for such copy. If both parties agree to utilize the services of a court reporter, the parties shall share the expense equally and shall be billed and responsible for payment individually.

     7.7 Either party shall have the right to file an pre- or post-hearing brief. The time for filing such briefs shall be set by the Arbitrator.

     7.8 The Arbitrator has authority to entertain a written or oral motion to dismiss and motion for summary judgment, dispositive of all or part of any Claim, to which the Arbitrator shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

8.   Discovery

     8.1 Discovery shall be governed by this paragraph 8, notwithstanding Code of Civil Procedure Section 1283.05 to the contrary.

     8.2 Discovery shall be conducted in the most expeditious and cost-effective manner possible, and shall be limited to that which is relevant and for which the party seeking it has substantial, demonstrable need.

     8.3 All parties shall be entitled to receive, reasonably prior to the hearing, copies of relevant documents which are requested in writing, clearly described and governed by paragraph 8.2 above, and sought with reasonable advance notice given the nature of the requests. Upon request, Employee shall also be entitled to a true copy of his or her personnel file kept in the ordinary course of business and pursuant to the Employer policy. Any other requests for documents shall be made by subpoena as provided for in Section 9 herein.

     8.4 Except as mutually agreed by the parties, all parties shall be entitled to submit no more than twenty interrogatories (including subparts) and twenty requests for admission (including subparts), on each of the other parties, which are requested in

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writing, clearly described and governed by paragraph 8.2 above, and sought with reasonable advance notice given the nature of the requests.

     8.5 Upon reasonable request and scheduling, each party shall be entitled to take three depositions in total of relevant parties, representative of the opposing party, or third parties, of up to two days duration each.

     8.6 Physical and/or mental examinations may be conducted in accordance with the standards established by the Federal Rules of Civil Procedure.

     8.7 At a mutually agreeable date, the parties will exchange lists of experts who will testify at the arbitration. Each party may depose the other party's experts and obtain documents they reviewed and relied upon and these depositions will not be charged against the party's limit of three depositions.

     8.8 Any disputes relative to discovery or requests for discovery other than specifically provided for herein, shall be presented to the Arbitrator who shall make final and binding decisions in accordance with paragraphs 8.1 and 8.2 herein.

9.   Subpoenas

     9.1 Subject to formal request and a determination of both need and relevance by the Arbitrator in accordance with paragraphs 8.1 and 8.2 above, each party may issue a subpoena for production of documents or persons (other than those provided for in Sections 8.3, 8.5 and 8.7) relevant to the procedure. The Arbitrator's decision regarding relevance and the need for subpoenas shall be final and binding.

     9.2 The Arbitrator is empowered to subpoena witnesses or documents to the extent permitted in a judicial proceeding, upon his or her own initiative or at the request of a party.

     9.3 The party requesting the production of any witness or proof shall bear the costs of such production.

10.  The Award

     10.1 The Arbitrator shall render his or her decision and award (collectively the "Award") based solely on the evidence and authorities presented, the applicable policies of the Employer, any applicable written employment agreement, the applicable law argued by the parties, and these Provisions as interpreted by the Arbitrator.

     10.2 The Award shall be made promptly by the Arbitrator, and unless otherwise agreed by the parties, not later than sixty (60) days from the closing of the hearing, or the date post-hearing briefs are filed, whichever is later.

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

     10.3 The Award shall be in writing and signed and dated by the Arbitrator. The Award shall decide all issues submitted, shall contain express findings of fact and law (including findings on each issue of fact and law raised by a party), and provide the reasons supporting the decision including applicable law. The Arbitrator shall give signed and duplicate original copies of the Award to all parties at the same time.

11.  Damages and Relief

     11.1 The Arbitrator shall have the same authority to award remedies and damages as provided to a judge and/or jury under applicable state or federal laws, where the aggrieved party has met his or her burden of proof.

     11.2 Both parties have a duty to mitigate their damages by all reasonable means. The Arbitrator shall take a party's failure to mitigate into account in granting relief in accordance with applicable state and federal law.

     11.3 Arbitration of damages or other remedies may be conducted in a bifurcated proceeding.

12.  Fees and Expenses

     12.1 All parties shall share equally the fees of the Arbitrator. Each party will deposit funds or post other appropriate security for its share of the Arbitrator's fee, in an amount and manner determined by the Arbitrator, at least ten (10) days before the first day of hearing. Additionally, each party shall pay for its own expenses associated with the arbitration process and attorneys' fees, if any. If any party prevails on a statutory claim which entitles the prevailing party to attorneys' fees, or if there is a written agreement providing for fees, the Arbitrator may award reasonable fees to the prevailing party in accordance with such statute or agreement.

     12.2 The Arbitrator may additionally award either party its reasonable attorneys' fees and costs, including reasonable expenses associated with production of witnesses or proof, upon a finding that the other party (a) engaged in unreasonable delay, or (b) failed to comply with the Arbitrator's discovery order.

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